PROSPECTUS	Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-288741

TEN Holdings, Inc.

7,000,000 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to 7,000,000 shares of our common stock, par value $0.0001 per share (“common stock”), by Lincoln Park Capital Fund, LLC (“Lincoln Park” or the “Selling Stockholder”).

The shares of common stock to which this prospectus relates are shares that have been or may be issued by us to Lincoln Park pursuant to the purchase agreement, dated as of June 23, 2025, that we entered into with Lincoln Park (the “Purchase Agreement”). See “The Lincoln Park Transaction” for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder. However, we may receive up to $20.0 million aggregate gross proceeds under the Purchase Agreement from any sales of common stock we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. On June 23, 2025, we issued 882,145 shares of common stock (the “Commitment Shares”) to Lincoln Park as consideration for its commitment to purchase our common stock from time to time at our direction under the Purchase Agreement, all of which Commitment Shares are included in this prospectus. See the section titled “The Lincoln Park Transaction” for a description of the Purchase Agreement and the section titled “Selling Stockholder” for additional information regarding Lincoln Park.

The Selling Stockholder may sell or otherwise dispose of the common stock described in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of the shares of our common stock being offered through this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The Selling Stockholder will pay all brokerage fees and commissions and similar expenses in connection with any resale or other disposition of the common stock described in this prospectus by the Selling Stockholder. We will pay the expenses incurred in registering under the Securities Act the offer and resale of such shares of common stock by the Selling Stockholder, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “XHLD.” The last reported sale price of our common stock on Nasdaq on August 8, 2025 was $0.3359 per share.

Investing in our securities involves a high degree of risk. These risks are described in the “Risk Factors” section on page 5 of this prospectus. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement to this prospectus, before investing in these securities.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2025.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act. Under this prospectus, the Selling Stockholder may, from time to time, sell shares of our common stock described in this prospectus in one or more transactions, as described herein. This prospectus provides you with a general description of the securities offered by the Selling Stockholder. Any prospectus supplement may also add, update, or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

The registration statement we filed with the SEC of which this prospectus forms a part includes exhibits that provide more detail of the matters discussed in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement of which this prospectus forms a part. Neither we nor the Selling Stockholder has authorized anyone else to provide you with different or additional information other than that contained in or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, our common stock are being made only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This prospectus summary highlights selected information appearing elsewhere in this prospectus and in documents we file with the SEC that are incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information incorporated by reference herein, the information set forth under the heading “Risk Factors” and our financial statements and the related notes thereto incorporated by reference in this prospectus.

Overview

We are a provider of event planning, production, and broadcasting services headquartered in Pennsylvania. We mainly produce virtual and hybrid events and physical events. Virtual and hybrid events involve virtual and hybrid event planning, production and broadcasting services, and continuing education services, all of which are supported by our proprietary Xyvid Pro Platform. Physical events were added to our revenue streams, due to our corporate restructuring completed in fiscal year 2023, and mainly involve live streaming and video recording of physical events.

Our mission is to deliver top-tier planning, production, and broadcasting services for virtual, hybrid, and physical events. Our goal is to become a global leader in innovative virtual events that enhance engagement and connectivity, making impactful and memorable experiences accessible to all.

Purchase Agreement with the Selling Stockholder

On June 23, 2025, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase from us up to an aggregate of $20.0 million of shares of common stock, subject to certain limitations and conditions, from time to time over the term of the Purchase Agreement. Also on June 23, 2025, we also entered into a registration rights agreement with the Selling Stockholder (the “Registration Rights Agreement”), pursuant to which we agreed to file with the SEC the registration statement of which this prospectus forms a part to register for resale under the Securities Act the shares of our common stock that have and may be issued to the Selling Stockholder under the Purchase Agreement.

This prospectus covers the sale or other disposition by the Selling Stockholder of up to 7,000,000 shares of common stock, consisting of (i) 882,145 Commitment Shares and (ii) up to an additional 6,117,855 shares of common stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder from time to time from and after the Commencement Date (defined below) under the Purchase Agreement.

Other than the 882,145 Commitment Shares that we issued to the Selling Stockholder upon execution of the Purchase Agreement, we do not have the right to commence any sales of our common stock to the Selling Stockholder under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement of which this prospectus forms a part (the “Commencement,” and the date on which the Commencement has occurred, the “Commencement Date”).

From and after the Commencement Date, we may, from time to time and at our sole discretion for a period of up to 24 months beginning on the Commencement Date, on any business day that we select on which the closing sale price of our common stock equals or exceeds $0.25 per share (subject to adjustment as set forth in the Purchase Agreement), direct the Selling Stockholder to purchase up to 100,000 shares of our common stock (each, a “Regular Purchase”); provided that the share amount under a Regular Purchase may be increased to up to 125,000 shares, up to 150,000 shares, or up to 175,000 shares, if the closing sale price of our common stock is not below $1.00, $2.00, or $3.00, respectively, on the business day on which we initiate the Regular Purchase. However, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $750,000. In addition, the Selling Stockholder has committed to purchase other “Accelerated Purchases” and “Additional Accelerated Purchases” pursuant to “Accelerated Purchase Notices”, as such terms are defined and under the circumstances described in more detail in the Purchase Agreement. The purchase price of the shares of our common stock that may be sold to the Selling Stockholder in Regular Purchases under the Purchase Agreement will be based on the market price of our common stock at or preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement.

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We will control the timing and amount of any sales of our common stock to the Selling Stockholder under the Purchase Agreement. Lincoln Park has no right to require us to sell any shares of common stock to Lincoln Park under the Purchase Agreement, but Lincoln Park is obligated to make purchases of common stock as we direct, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. Actual sales of shares of common stock by us to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the common stock, and determinations by the Company as to the appropriate sources of funding for the Company and its operations. Following the satisfaction of conditions for the commencement of sales under the Purchase Agreement, we may at any time in our sole discretion terminate the Purchase Agreement without any liability upon one business day’s notice.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement, other than a prohibition (subject to certain exceptions set forth in the Purchase Agreement) on our entering into any “equity line of credit” or “at-the-market offering” or other similar offering, until the 24-month anniversary of the Commencement Date. For additional information, see “The Lincoln Park Transaction”.

As of July 15, 2025, there were 35,117,037 shares of our common stock outstanding (including the 882,145 Commitment Shares that we issued to the Selling Stockholder upon execution of the Purchase Agreement), of which 13,827,907 shares of our common stock were held by non-affiliates of the Company. Although the Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of our common stock to Lincoln Park, only 7,000,000 shares of our common stock are being registered for resale under this prospectus, which represents the 882,145 Commitment Shares that we issued to Lincoln Park upon execution of the Purchase Agreement (for which we will not receive any cash consideration), and an additional 6,117,855 shares of our common stock that we may issue and sell to Lincoln Park in the future under the Purchase Agreement, if and when we decide to sell shares of our common stock to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares of our common stock to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $20.0 million total commitment available to us under the Purchase Agreement. If all of the 6,117,855 shares of our common stock that we may elect to sell to Lincoln Park in the future under the Purchase Agreement that are being registered for resale by Lincoln Park hereunder were issued and outstanding as of the date of this prospectus, such shares of our common stock, taken together with the 882,145 Commitment Shares that we issued to Lincoln Park upon execution of the Purchase Agreement (all of which Commitment Shares are outstanding as of the date of this prospectus), would represent approximately 16.98% of the total number of shares of our common stock outstanding and approximately 35.10% of the total number of outstanding shares of our common stock held by non-affiliates of the Company, in each case as of the date of this prospectus.

If it becomes necessary for the Company to issue and sell to Lincoln Park under the Purchase Agreement more than the 6,117,855 shares of common stock being offered for resale hereby in order to for us to receive aggregate gross proceeds equal to the $20.0 million total commitment available to us under the Purchase Agreement, which we have the right, but not the obligation, to do, we must first register under the Securities Act for resale by Lincoln Park any such additional shares of our common stock that we may elect to issue and sell to Lincoln Park in the future, which could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of our common stock we ultimately decide to issue and sell to Lincoln Park under the Purchase Agreement.

Under applicable Nasdaq rules, prior to the date of this prospectus, the Company was prohibited from issuing to Lincoln Park more than 6,615,779 shares of our common stock, representing approximately 19.99% of our outstanding shares of common stock immediately prior to execution of the Purchase Agreement (the “Exchange Cap”), under the Purchase Agreement, unless we obtained the requisite stockholder approval under applicable Nasdaq rules to issue shares of common stock in excess of the Exchange Cap to Lincoln Park under the Purchase Agreement, or an exception to the applicability of the Exchange Cap limitation was otherwise available under applicable Nasdaq rules that would permit the Company to issue shares in excess of the Exchange Cap without obtaining such stockholder approval. Considering the market price of our common stock at the time of execution of the Purchase Agreement, our board of directors determined that we should seek to obtain the requisite stockholder approval under applicable Nasdaq rules to permit the Company to issue shares of common stock in excess of the Exchange Cap to Lincoln Park under the Purchase Agreement in accordance with applicable Nasdaq rules, should it be necessary in order for the Company to receive the full $20.0 million aggregate cash commitment available under the Purchase Agreement.

Accordingly, on July 8, 2025, in compliance with applicable Nasdaq rules and the Company’s articles of incorporation and bylaws, the beneficial owner of approximately 64.9% of our outstanding shares of common stock (the “Majority Stockholder”) took action by written consent pursuant to Section 78.320 of the Nevada Revised Statutes approving the issuance and sale by the Company to Lincoln Park of such number of shares of common stock, including, to the extent necessary, shares in excess of the Exchange Cap, as may be required in order for the Company to receive the full $20.0 million aggregate cash commitment available to us under the Purchase Agreement (including the issuance of the 882,145 Commitment Shares).

A definitive Information Statement, containing information relating to certain actions taken by the Majority Stockholder by written consent, including, among other things, the approval in accordance with applicable Nasdaq rules of the issuance of common stock by the Company to Lincoln Park under the Purchase Agreement in excess of the Exchange Cap (as necessary), was filed by the Company with the SEC and first mailed to our stockholders on July 18, 2025, in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the purpose of informing our stockholders of these actions taken by the Majority Stockholder by written consent. Under applicable Exchange Act rules, such actions taken by the Majority Stockholder by written consent became effective on the date of this prospectus, August 12, 2025 (the 20th calendar day after the date we first mailed our definitive Information Statement to our stockholders). As a result, issuances and sales of common stock by the Company to Lincoln Park under the Purchase Agreement are no longer subject to the Exchange Cap limitation under applicable Nasdaq rules.

We are, however, prohibited under the Purchase Agreement from directing Lincoln Park to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park beneficially owning more than 4.99% of the total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (the “Beneficial Ownership Limitation”).

Issuances of our common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of the total outstanding shares of our common stock after any such issuance of shares of our common stock to Lincoln Park under the Purchase Agreement.

Going Concern

We have incurred and continue to incur losses from operations as well as negative cash flow from operations. As discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the fiscal year ended December 31, 2024 (“Annual Report”), which is incorporated herein by reference, our independent registered public accounting firm, in its audit report to the financial statements included in our Annual Report, expressed substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. To support our working capital needs, we will rely on our revenue generating customer contracts and equity and/or debt financing. If we are unable to generate and raise sufficient positive operating cash flows and additional capital to result in operating profitability in the future, there may remain substantial doubt about our ability to continue as a going concern, and investors or other financing sources may be unwilling to provide funding to us on commercially reasonable terms or at all, and we may have to discontinue operations and liquidate our assets and may be compelled to receive less than the value at which those assets are carried on our audited financial statements, which would cause our stockholders to lose a part or all of their investment.

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Corporate Information

Our principal executive office is located at 1170 Wheeler Way, Langhorne, PA 19047. Our telephone number is +1.800.909.9598. Our website is https://www.tenevents.com/. Information contained in, or accessible through, our website does not constitute part of this prospectus supplement and is not incorporated by reference in this prospectus supplement.

Implications of Being an Emerging Growth Company

We had less than $1.235 billion in revenue during our last fiscal year. As a result, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements, and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity pursuant to a registration statement declared effective under the Securities Act. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenue exceed $1.235 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act. See “Item 1A. Risk Factors—Risks Relating to Our Capital Stock and Trading—We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors” in our Annual Report.

Implications of Being a Controlled Company

We are a “controlled company” as defined under Nasdaq Marketplace Rules 5615(c). V-Cube, Inc., our controlling stockholder, is able to exercise approximately 64.93% of the aggregate voting power of our issued and outstanding shares of common stock and is able to determine all matters requiring approval by our stockholders, as of the date of this prospectus. V-Cube, Inc. is a Japanese company listed on the Tokyo Stock Exchange and its chief executive officer, Naoaki Mashita, has served as our Director since February 2024 and is our minority stockholder. We intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules. As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Item 1A. Risk Factors—Risks Relating to Our Capital Stock and Trading—We will be a “controlled company” within the meaning of the Nasdaq listing rules, and will follow certain exemptions from certain corporate governance requirements that could adversely affect our public stockholders” in our Annual Report.

However, if we issue, in the aggregate, in excess of 10,482,963 shares of common stock pursuant to the Purchase Agreement, other financing arrangements, or a combination thereof, the voting power held by V-Cube, Inc. would fall below 50%. In such event, we would no longer qualify as a “controlled company” under Nasdaq Marketplace Rule 5615(c) and, as a result, would become subject to the corporate governance requirements that are otherwise exempted for controlled companies under the Nasdaq rules.

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THE OFFERING

Common Stock Offered by the Selling Stockholder	Up to 7,000,000 shares of our common stock, consisting of:

●	882,145 Commitment Shares that we issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock at our direction under the Purchase Agreement (and for which we will not receive any cash consideration); and

●	Up to 6,117,855 shares of our common stock we may issue and sell to Lincoln Park from time to time, at our sole discretion, during the 24-month period commencing on the Commencement Date in accordance with the Purchase Agreement.

Selling Stockholder	Lincoln Park Capital Fund, LLC. See “Selling Stockholder” on page 22 of this prospectus.

Shares of Common Stock Outstanding Prior to This Offering	35,117,037 shares of common stock. (which includes the 882,145 Commitment Shares we issued to Lincoln Park on June 23, 2025 in consideration of Lincoln Park’s obligation to purchase shares of our common stock at our direction under the Purchase Agreement)

Shares of Common Stock Outstanding After This Offering	41,234,892 shares of common stock, assuming the sale of a total of 6,117,855 shares of common stock to the Selling Stockholder under the Purchase Agreement. The actual number of shares outstanding after this offering will vary depending upon the actual number of shares we issue and sell to the Selling Stockholder under the Purchase Agreement after the date of this prospectus.

Use of Proceeds	We will not receive any of the proceeds from the resale of the shares of common stock by the Selling Stockholder. However, we may receive up to $20.0 million of aggregate gross proceeds under the Purchase Agreement from any sales of common stock we make to the Selling Stockholder pursuant to the Purchase Agreement after the Commencement Date, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to the Selling Stockholder under the Purchase Agreement. Any proceeds that we receive from sales of shares of our common stock to the Selling Stockholder under the Purchase Agreement will be used for (i) developing the next generation of our technology platform; (ii) potential future acquisitions, although as of the date of this prospectus, we have no commitments with respect to any acquisitions; and (iii) working capital and general corporate purposes. See “Use of Proceeds.”

Market for Our Shares of Common Stock	Our common stock is listed on Nasdaq under the symbol “XHLD.”

Risk Factors	Any investment in our common stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors”, commencing on page 5 of this prospectus, as well as all other information contained and incorporated by reference in this prospectus.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks below and the risk and uncertainties described under the heading “Risk Factors” in Item 1A of Part I of our Annual Report, which is incorporated by reference in this prospectus, including our audited consolidated financial statements and the related notes, before you decide whether to purchase our common stock. If any of such risks actually occur, our business, financial condition, results of operations, cash flow, and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risks Related to this Offering and Our Common Stock

The issuance or sale of our common stock to the Selling Stockholder may cause dilution to our other stockholders and the sale of the shares of common stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our common stock to fall.

On June 23, 2025, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to $20.0 million of our shares of common stock, upon the terms and subject to the conditions set forth in the Purchase Agreement. Upon the execution of the Purchase Agreement, we issued 882,145 Commitment Shares to the Selling Stockholder as consideration for its commitment to purchase our shares of common stock at our direction under the Purchase Agreement. The remaining shares of our common stock that may be issued under the Purchase Agreement may be sold by us to the Selling Stockholder at our discretion from time to time over a 24-month period commencing on the Commencement Date. The purchase price for the shares that we may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the market price of our common stock. Depending on demand and market liquidity at the time, sales of such shares by the Selling Stockholder may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to the Selling Stockholder. Additional sales of our common stock, if any, to the Selling Stockholder will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some, or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we sell shares to the Selling Stockholder, the Selling Stockholder may then resell all, some, or none of those shares at any time or from time to time in its discretion. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information. Therefore, our sales to the Selling Stockholder could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

On July 8, 2025, our Majority Stockholder took action by written consent pursuant to Section 78.320 of the Nevada Revised Statutes approving the issuance and sale by the Company to Lincoln Park of such number of shares of common stock, including, to the extent necessary, shares in excess of the Exchange Cap, as may be required in order for the Company to receive the full $20.0 million aggregate cash commitment available to us under the Purchase Agreement, which action by written consent became effective under applicable Exchange Act rules on August 12, 2025, the date of this prospectus. Accordingly, the Company is no longer restricted under the Exchange Cap limitation from issuing and selling to Lincoln Park as many shares of our common stock as we may elect to issue and sell to Lincoln Park and as may be necessary in order for the Company to receive aggregate gross proceeds equal to the full $20.0 total commitment available to us under the Purchase Agreement. The Purchase Agreement does, however, prohibit us from directing Lincoln Park to purchase any shares of common stock that would result in Lincoln Park’s beneficial ownership of our common stock exceeding the Beneficial Ownership Limitation of 4.99% of the outstanding shares of our common stock.

If we elect to issue and sell to Lincoln Park a substantial amount of shares of common stock in excess of the Exchange Cap from time to time from and after the Commencement Date, which we have obtained the requisite stockholder approval to do under applicable Nasdaq rules, such issuances and sales could result in substantial dilution to our stockholders. Although the number of shares of our common stock that our existing stockholders own would not decrease as a result of such issuances and sales of common stock by the Company to Lincoln Park under the Purchase Agreement, the shares of our common stock owned by our existing stockholders would represent a smaller percentage of the total outstanding shares of our common stock after any such issuance of shares of our common stock to Lincoln Park under the Purchase Agreement.

It is not possible to predict the actual number of shares of common stock we may sell to Lincoln Park under the Purchase Agreement or the actual gross proceeds resulting from those sales.

The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 24-month period commencing on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of common stock to Lincoln Park under the Purchase Agreement, pursuant to which we may issue and sell up to $20.0 million shares of common stock, subject to the conditions contained in the Purchase Agreement. Sales of our common stock, if any, to Lincoln Park under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some, or none of the shares of our common stock that may be available for us to sell to Lincoln Park pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by Lincoln Park for the shares of common stock that we may elect to sell to Lincoln Park under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we elect to sell shares to Lincoln Park pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to Lincoln Park under the Purchase Agreement, the purchase price per share that Lincoln Park will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Lincoln Park under the Purchase Agreement.

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Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of our common stock to Lincoln Park, only 7,000,000 shares of common stock are being registered under the Securities Act for resale by Lincoln Park under the registration statement of which this prospectus forms a part, consisting of (i) the 882,145 Commitment Shares that we issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement (and for which we will not receive any cash consideration) and (ii) 6,117,855 shares of our common stock that we may elect to sell to Lincoln Park, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement.

If, after the Commencement Date, we elect to issue and sell to the Selling Stockholder 6,117,855 shares of common stock being offered for resale hereunder that are available for sale by us to the Selling Stockholder under the Purchase Agreement, depending on the market prices of our common stock at the time of such sales, the actual gross proceeds from the sale of all such shares of common stock by us to Lincoln Park may be substantially less than the $20.0 million total purchase commitment available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

If we elect to issue and sell to Lincoln Park under the Purchase Agreement more than the 6,117,855 shares of our common stock being offered for resale hereby that are available for issuance and sale by the Company to Lincoln Park under the Purchase Agreement from time to time after the Commencement Date, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of our common stock we ultimately decide to sell to Lincoln Park under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 6,117,855 shares of common stock that we may elect to issue and sell to Lincoln Park from time to time from and after the Commencement Date being offered for resale through this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Lincoln Park is dependent upon the number of shares of common stock, if any, we ultimately sell to Lincoln Park under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and number of shares sold to Lincoln Park. If and when we do elect to sell shares of our common stock to Lincoln Park pursuant to the Purchase Agreement, Lincoln Park may resell all, some, or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Lincoln Park in this offering at different times will likely pay different prices for those shares, and may, therefore, experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Lincoln Park in this offering as a result of future sales made by us to Lincoln Park at prices lower than the prices such investors paid for their shares in this offering.

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Our management will have broad discretion over the use of the net proceeds, if any, from our sale of shares of common stock to Lincoln Park, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We may not have access to the full amount available under the Purchase Agreement with Lincoln Park. We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct Lincoln Park to purchase up to $20.0 million of shares of our common stock in a Regular Purchase from time to time under the Purchase Agreement over a 24-month period generally in daily amounts up to 100,000 shares of our common stock depending on the market price of our common stock at the time of sale; provided that the share amount under a Regular Purchase may be increased to up to 125,000 shares, up to 150,000 shares, or up to 175,000 shares, if the closing sale price of our common stock is not below $1.00, $2.00, or $3.00, respectively, on the business day on which we initiate the Regular Purchase. However, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $750,000. Moreover, under certain circumstances as set forth in the Purchase Agreement, we may, in our sole discretion, also direct Lincoln Park to purchase additional shares of common stock in “Accelerated Purchases,” and “Additional Accelerated Purchases” (each as defined below) as set forth in the Purchase Agreement.

If we elect to issue and sell to Lincoln Park under the Purchase Agreement more than the 6,117,855 shares of our common stock that are available for issuance and sale to Lincoln Park under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of our common stock we ultimately decide to sell to Lincoln Park under the Purchase Agreement.

The Purchase Agreement also prohibits the Company from directing Lincoln Park to purchase any shares of common stock that would result in Lincoln Park’s beneficial ownership of our common stock exceeding the Beneficial Ownership Limitation of 4.99% of the outstanding shares of our common stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business and financial position.

The extent to which we rely on Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. Assuming a purchase price of $0.3359 (which represents the last reported sale price of our common stock on Nasdaq on August 8, 2025), the purchase by Lincoln Park of all 6,117,855 shares of common stock that we may elect to issue and sell to Lincoln Park after the Commencement Date under the Purchase Agreement and being offered for resale through this prospectus would result in gross proceeds to us of only approximately $2,055,000 (or approximately 10% of the $20.0 million total commitment available to us under the Purchase Agreement). If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure other sources of funding in order to satisfy our development of the next generation of our technology platform, potential future acquisitions, and working capital needs. Even if we sell all $20.0 million of shares of our common stock to Lincoln Park under the Purchase Agreement, we may still need additional capital to finance our future business plans and working capital needs, and we may have to raise funds through the issuance of equity or debt securities.

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Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. A financing could involve one or more types of securities, including preferred stock, common stock, convertible debt or warrants to acquire common or preferred stock. These securities could be issued at or below the then prevailing market price for our common stock. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results and liquidity. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted.

Should the financing we require to sustain our development of the next generation of our technology platform, potential future acquisitions, and working capital needs be unavailable or prohibitively expensive when required, the consequences could have a material adverse effect on our business, operating results, financial condition, and prospects.

We received deficiency letters from Nasdaq notifying us that we were not in compliance with its listing standards. If we are unable to regain compliance with Nasdaq’s listing standards, our securities will be delisted, which would negatively impact our common stock’s market price and liquidity and reduce our ability to raise capital.

On June 30, 2025, we received a deficiency letter from the Listing Qualifications Department of Nasdaq (the “Staff”), notifying the Company that for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until December 29, 2025 (the “Compliance Date”), to regain compliance with the Bid Price Rule. If the Company is not in compliance with the Bid Price Rule by the Compliance Date, the Company may be afforded a second 180 calendar day period to regain compliance. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, except for the minimum bid price requirement. In addition, the Company would be required to notify Nasdaq of its intent to cure the minimum bid price deficiency, which may include, if necessary, implementing a reverse stock split. If the Company does not regain compliance with the Bid Price Rule by the Compliance Date and is not eligible for an additional compliance period at that time, the Staff will provide written notification to the Company that its common stock may be delisted. The Company would then be entitled to request a hearing and appeal the Staff’s determination to a Nasdaq Hearings Panel.

Furthermore, on June 30, 2025, the Company received an additional deficiency letter from Nasdaq, notifying the Company that, as a result of the resignations of its independent directors, David Price and Justin Sherrock, from the board of directors of the Company and the audit committee of the board of directors, effective May 13, 2025, the Company is not in compliance with Nasdaq Listing Rule 5605. In accordance with Nasdaq Listing Rule 5810(c)(2), the Company has been provided 45 calendar days to submit a plan to regain compliance no later than August 14, 2025. If the Company’s plan is accepted by Nasdaq, the Company may be granted an extension of up to 180 calendar days from June 30, 2025 to evidence compliance. The Company has initiated a search for prospective independent directors. As of the date of this prospectus, the Company has neither identified any candidates nor has it submitted its plan to regain compliance to Nasdaq.

We cannot assure you that we will be able to regain compliance with the Bid Price Rule and maintain compliance with Nasdaq’s other continued listing standards. Accordingly, our common stock could be delisted from Nasdaq. We and holders of our securities could be materially adversely impacted if our securities are delisted from Nasdaq. In particular:

●	we may be unable to raise equity capital on acceptable terms or at all;
●	we may lose the confidence of our business partners, which would jeopardize our ability to continue our business as currently conducted;
●	the price of our common stock will likely decrease as a result of the loss of market efficiencies associated with Nasdaq;
●	holders may be unable to sell or purchase our securities when they wish to do so;
●	we may become subject to stockholder litigation;
●	we may lose media and analyst coverage;
●	our common stock could be considered a “penny stock,” which would likely limit the level of trading activity in the secondary market for our common stock; and
●	we would likely lose any active trading market for our common stock, as it may only be traded on one of the over-the-counter markets, if at all.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract customers and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in our industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond our control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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THE LINCOLN PARK TRANSACTION

General

On June 23, 2025, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed, upon the terms and subject to the conditions set forth in the Purchase Agreement, to purchase from us up to an aggregate of $20.0 million of our common stock (subject to certain limitations set forth in the Purchase Agreement), from time to time and at our sole discretion for a period of up to 24 months after the Commencement Date.

Also on June 23, 2025, we entered into the Registration Rights Agreement, pursuant to which we filed with the SEC the registration statement of which this prospectus forms a part to register under the Securities Act for resale by Lincoln Park up to 7,000,000 shares of common stock, consisting of (i) the 882,145 Commitment Shares that we previously issued to Lincoln Park on June 23, 2025 as consideration for its commitment to purchase shares of our common stock at our direction under the Purchase Agreement and (ii) up to 6,117,855 shares of our common stock that we may elect to sell to Lincoln Park, in our sole discretion, from time to time for a period of up to 24 months from and after the Commencement Date under the Purchase Agreement.

Other than the 882,145 Commitment Shares that we issued to Lincoln Park upon execution of the Purchase Agreement, we do not have the right to commence any sales of common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied on the Commencement Date, including that the registration statement of which this prospectus forms a part is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC. From and after the Commencement Date, on any business day that we select as the purchase date therefor on which the closing sale price of our common stock is not below $0.25 (subject to adjustment as set forth in the Purchase Agreement) per share (the “Floor Price”), we may, from time to time and at our sole discretion for a period of up to 24 months after the Commencement Date, by written notice delivered by us to Lincoln Park, direct Lincoln Park to purchase up to 100,000 shares of common stock (subject to adjustment as set forth in the Purchase Agreement) in a Regular Purchase, at a purchase price per share that will be determined and fixed in accordance with the Purchase Agreement at the time we deliver such written notice to Lincoln Park on the purchase date for such Regular Purchase. The maximum share limit for a Regular Purchase shall be increased to higher share threshold amounts in the Purchase Agreement, up to a maximum share limit of 175,000 shares of common stock, with the applicable maximum share limit determined by whether the closing price for our common stock on the applicable purchase date exceeds certain price thresholds set forth in the Purchase Agreement, in each case, subject to adjustment for any recapitalization, non-cash dividend, forward or reverse stock split or other similar transactions as provided in the Purchase Agreement; however, Lincoln Park’s maximum purchase commitment in any single Regular Purchase may not exceed $750,000. The purchase price per share of common stock sold in each such Regular Purchase, if any, will be based on market prices of the common stock over a specified period immediately preceding the time of sale as computed under the Purchase Agreement.

In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price per share of common stock sold in each such Accelerated Purchase and Additional Accelerated Purchase, if any, will be based on market prices of the common stock on the applicable purchase dates for such Accelerated Purchases and Additional Accelerated Purchases as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement.

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The Company will control the timing and amount of any sales of common stock to Lincoln Park pursuant to the Purchase Agreement. Lincoln Park has no right to require the Company to sell any shares of common stock to Lincoln Park under the Purchase Agreement, but Lincoln Park is obligated to make purchases of common stock as the Company directs, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement.

We may not assign or transfer our rights and obligations under the Purchase Agreement without consent of Lincoln Park. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement. No provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the Company or Lincoln Park.

Actual sales of shares of common stock by the Company to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the common stock, and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

As consideration for Lincoln Park’s commitment to purchase shares of common stock from us at our direction from time to time from and after the Commencement Date pursuant to the Purchase Agreement, promptly following our execution of the Purchase Agreement and the Registration Rights Agreement, we issued 882,145 Commitment Shares to Lincoln Park on June 23, 2025. All 882,145 Commitment Shares that we issued to Lincoln Park are included in the 7,000,000 shares of common stock being registered under the Securities Act for resale by Lincoln Park under the registration statement of which this prospectus forms a part.

On July 8, 2025, our Majority Stockholder took action by written consent pursuant to Section 78.320 of the Nevada Revised Statutes approving the issuance and sale by the Company to Lincoln Park of such number of shares of common stock, including, to the extent necessary, shares in excess of the Exchange Cap, as may be required in order for the Company to receive the full $20.0 million aggregate cash commitment available to us under the Purchase Agreement, which action by written consent became effective under applicable Exchange Act rules on August 12, 2025, the date of this prospectus. Accordingly, the Company is no longer restricted under the Exchange Cap limitation from issuing and selling to Lincoln Park as many shares of our common stock as we may elect to issue and sell to Lincoln Park and as may be necessary in order for the Company to receive aggregate gross proceeds equal to the full $20.0 total commitment available to us under the Purchase Agreement.

The Purchase Agreement does, however, prohibit us from directing Lincoln Park to purchase any shares of common stock that would result in Lincoln Park’s beneficial ownership of our common stock exceeding the Beneficial Ownership Limitation of 4.99% of the outstanding shares of our common stock.

If we elect to issue and sell to Lincoln Park under the Purchase Agreement more than the 6,117,855 shares of our common stock that are available for issuance and sale to Lincoln Park under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of our common stock we ultimately decide to sell to Lincoln Park under the Purchase Agreement.

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Purchases of Shares of our common stock under the Purchase Agreement

Regular Purchases

From and after the Commencement Date, on any business day that we select as the purchase date therefor on which the closing sale price of our common stock is not below the Floor Price (and provided all shares of common stock subject to all prior Regular Purchases that we have effected under the Purchase Agreement, if any, have been received by Lincoln Park before we deliver notice to Lincoln Park for such Regular Purchase in accordance with the Purchase Agreement), the Company may, by written notice delivered by us to Lincoln Park, direct Lincoln Park to purchase up to 100,000 shares of common stock on such purchase date in a Regular Purchase, provided, however, that the maximum number of shares we may sell to Lincoln Park in a Regular Purchase may be increased to:

●	up to 125,000 shares, provided that the closing sale price of the common stock on the applicable purchase date is not below $1.00;

●	up to 150,000 shares, provided that the closing sale price of the common stock on the applicable purchase date is not below $2.00; and

●

up to 175,000 shares, provided that the closing sale price of the common stock on the applicable purchase date is not below $3.00

(each of such share limits constitute the “Regular Purchase Share Limit” and together with the dollar amounts shall be subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement).

In any case, however, Lincoln Park’s maximum purchase commitment in any single Regular Purchase may not exceed $750,000.

The purchase price per share of common stock sold in each such Regular Purchase, if any, will be equal to 97% of the lower of:

●	the lowest sale price for our common stock on the purchase date for such Regular Purchase; and

●	the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date for such Regular Purchase

(in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction that occurs on or after the date of the Purchase Agreement).

Accelerated Purchases

In addition to Regular Purchases described above, on any purchase date for a Regular Purchase on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice (and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases, and Additional Accelerated Purchases that we have effected under the Purchase Agreement prior to such purchase date, if any, have been received by Lincoln Park before we deliver notice to Lincoln Park for such Accelerated Purchase in accordance with the Purchase Agreement), we may, by written notice delivered by us to Lincoln Park simultaneously with such Regular Purchase notice for such corresponding Regular Purchase at the Regular Purchase Share Limit, direct Lincoln Park to purchase an additional amount of our common stock, referred to as an “Accelerated Purchase,” on the next business day following such purchase date for such corresponding Regular Purchase, referred to as the “Accelerated Purchase Date,” not to exceed the lesser of:

●	30% of the aggregate number of shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, the portion of the normal trading hours the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase Date is referred to as the “Accelerated Purchase Measurement Period”; and

●	300% of the number of shares of common stock purchased pursuant to the corresponding Regular Purchase.

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The purchase price per share for the shares of common stock subject to an Accelerated Purchase will be equal to 97% of the lower of:

●	the volume weighted average price of our common stock during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date; and

●	the closing sale price of our common stock on the applicable Accelerated Purchase Date.

Additional Accelerated Purchases

We may also direct Lincoln Park, by written notice delivered to Lincoln Park not later than 1:00 p.m., Eastern time, on an Accelerated Purchase Date (and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases, and Additional Accelerated Purchases that we have effected under the Purchase Agreement, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase, if any, have been received by Lincoln Park in accordance with the Purchase Agreement before we deliver notice to Lincoln Park for such Additional Accelerated Purchase), to purchase an additional amount of our common stock on such same Accelerated Purchase Date, which is referred to as an “Additional Accelerated Purchase,” of up to the lesser of:

●	30% of the aggregate number of shares of our common stock traded during the portion of the normal trading hours on the applicable Accelerated Purchase Date determined in accordance with the Purchase Agreement, which period of time on the applicable Accelerated Purchase Date referred to as the “Additional Accelerated Purchase Measurement Period;” and

●	300% of the number of shares of common stock purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase effected on such same Accelerated Purchase Date.

The purchase price per share for the shares subject to an Additional Accelerated Purchase will be equal to 97% of the lower of:

●	the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period for such Additional Accelerated Purchase; and

●	the closing sale price of our common stock on the applicable same Accelerated Purchase Date.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase Date, provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases, and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase prices per share of common stock to be sold therein will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Suspension Events

“Suspension Events” under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or such registration statement is unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

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●	suspension by our principal market of our common stock from trading for a period of one business day;

●	the delisting of our common stock from Nasdaq, our principal market, or any nationally recognize successor thereto, unless our common stock is not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, or the OTCQX Best Market or the OTCQB Venture Market operated by OTC Markets Group Inc. (or any nationally recognized successors thereto);

●	the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares of our common stock;

●	our breach of any of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five consecutive business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

●

a court of competent jurisdiction enters an order or decree under any applicable bankruptcy law (including an order for relief in an involuntary case, the appointment of a custodian for us or substantially all of our property, or an order for the liquidation of the us or any subsidiary);

●	if at any time we are not eligible to transfer our common stock electronically;

●

if at any time we have issued and sold under the Purchase Agreement an aggregate number of shares of common stock equal to the Exchange Cap (to the extent applicable under the terms of the Purchase Agreement) and our stockholders have not approved the issuance of shares of common stock under the Purchase Agreement in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules (we obtained consent from our Majority Stockholder to issue shares in excess of the Exchange Cap and, therefore, effective on August 12, 2025, the Exchange Cap will no longer restrict our ability to issue shares to Lincoln Park under the Purchase Agreement) and;

●	if at any time Lincoln Park’s broker is unable to accept shares of our common stock for deposit for reasons not within Lincoln Park’s control.

Lincoln Park does not have the right to terminate the Purchase Agreement upon the occurrence of any of the Suspension Events set forth above, all of which are outside of Lincoln Park’s control, although the Purchase Agreement would automatically terminate without any action of the Company or Lincoln Park in the event of any voluntary or involuntary bankruptcy proceedings by or against the Company that are not discharged within 90 days. So long as a Suspension Event has occurred and is continuing, or if any event which, after notice and/or lapse of time, would reasonably be expected to become a Suspension Event has occurred and is continuing, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to terminate the Purchase Agreement upon one business day’s prior written notice to Lincoln Park. In the event of any voluntary or involuntary bankruptcy proceedings by or against the Company that are not discharged within 90 days, the Purchase Agreement would automatically terminate without any action of the Company or Lincoln Park. No termination of the Purchase Agreement will be effective during the pendency of any Regular Purchase, Accelerated Purchase, or Additional Accelerated Purchase that has not then fully settled in accordance with the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has represented to us that at no time prior to the time of execution of the Purchase Agreement has Lincoln Park or its agents, representatives, or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives, or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

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Prohibitions on Similar Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, except the Company is prohibited from effecting or entering into any agreement to effect an “equity line of credit,” “at-the-market offering,” or other similar offering with another third party in which the Company may issue and sell common stock, from time to time over a certain period of time, at future determined prices based on the market prices of the common stock at the time of each such issuance and sale, until the later of (i) June 23, 2027, being the 24-month anniversary of the date of the Purchase Agreement and (ii) the 24-month anniversary of the Commencement Date. The foregoing prohibition is subject to certain exceptions, including that we may issue shares of common stock in an “at-the-market offering” under Rule 415(a)(4) under the Securities Act exclusively through one or more registered broker-dealer(s) acting as our agent(s) pursuant to a written agreement between us and such registered broker-dealer(s).

Effect of Performance of the Purchase Agreement on Our Stockholders

All shares of our common stock being registered for resale hereunder which may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold from time to time over a period of up to 24 months commencing on the date that the registration statement of which this prospectus forms a part becomes effective.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Lincoln Park. Sales of our common stock, if any, to Lincoln Park under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some, or none of the shares of our common stock that may be available for us to sell to Lincoln Park pursuant to the Purchase Agreement. Because the purchase price per share to be paid by Lincoln Park for the shares of common stock that we may elect to sell to Lincoln Park under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we elect to sell shares to Lincoln Park pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to Lincoln Park under the Purchase Agreement, the purchase price per share that Lincoln Park will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Lincoln Park under the Purchase Agreement.

If and when we do elect to sell shares of our common stock to Lincoln Park pursuant to the Purchase Agreement, after Lincoln Park has acquired such shares, Lincoln Park may resell all, some, or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Lincoln Park in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Lincoln Park in this offering as a result of future sales made by us to Lincoln Park at prices lower than the prices such investors paid for their shares in this offering.

Moreover, although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct Lincoln Park to purchase shares of our common stock from us in one or more purchases under the Purchase Agreement, for a maximum aggregate purchase price of up to $20.0 million, only 7,000,000 shares of common stock (882,145 of which represent the Commitment Shares that have been issued by us to Lincoln Park on June 23, 2025, for which we will receive no cash proceeds) are being registered for resale under the registration statement of which this prospectus forms a part. Therefore, only 6,117,855 of such shares of common stock represent shares that we may issue and sell to Lincoln Park for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 24-month period commencing on the Commencement Date. If after the Commencement Date we elect to sell to the selling stockholder all of the 6,117,855 shares of common stock being registered for resale under this prospectus that are available for sale by us to the selling stockholder in purchases under the Purchase Agreement, depending on the market prices of our common stock at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $20.0 million total purchase commitment available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

On July 8, 2025, our Majority Stockholder took action by written consent pursuant to Section 78.320 of the Nevada Revised Statutes approving the issuance and sale by the Company to Lincoln Park of such number of shares of common stock, including, to the extent necessary, shares in excess of the Exchange Cap, as may be required in order for the Company to receive the full $20.0 million aggregate cash commitment available to us under the Purchase Agreement, which action by written consent became effective under applicable Exchange Act rules on August 12, 2025, the date of this prospectus. Accordingly, the Company is no longer restricted under the Exchange Cap limitation from issuing and selling to Lincoln Park as many shares of our common stock as we may elect to issue and sell to Lincoln Park and as may be necessary in order for the Company to receive aggregate gross proceeds equal to the full $20.0 total commitment available to us under the Purchase Agreement.

The Purchase Agreement does, however, prohibit us from directing Lincoln Park to purchase any shares of common stock that would result in Lincoln Park’s beneficial ownership of our common stock exceeding the Beneficial Ownership Limitation of 4.99% of the outstanding shares of our common stock.

The number of shares of common stock ultimately resold by Lincoln Park through this prospectus is dependent upon the total number of shares of common stock, if any, we elect to issue and sell to Lincoln Park under the Purchase Agreement from and after the Commencement Date and during the term of the Purchase Agreement. Issuances of our common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance of shares of our common stock to Lincoln Park under the Purchase Agreement.

We have filed the registration statement of which this prospectus forms a part so that we may issue to Lincoln Park up to 6,117,855 shares of our common stock from time to time from and after the date of this prospectus through sales under the Purchase Agreement. The following table sets forth the amount of gross proceeds we may receive from Lincoln Park from our sale of up to 6,117,855 shares of our common stock that we may issue and sell to Lincoln Park in the future under the Purchase Agreement, assuming that all such common stock is sold at varying purchase prices designated below:

Assumed Average Purchase Price Per Share		Number of shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares of Common Stock After Giving Effect to the Sales to Lincoln Park(2)	Gross Proceeds from the Future Sale of Shares to Lincoln Park Under the Purchase Agreement(1)
$0.25		6,117,855	17%	$1,529,464
$0.3359	(3)	6,117,855	17%	$2,054,987
$1.00		6,117,855	17%	$6,117,855
$1.50		6,117,855	17%	$9,176,783
$2.00		6,117,855	17%	$12,235,710

(1)

Although the Purchase Agreement provides that we may sell up to $20.0 million of our common stock to Lincoln Park, we are only registering 7,000,000 shares of our common stock (882,145 of which represent the Commitment Shares that have been issued by us to Lincoln Park on June 23, 2025, for which we will receive no cash proceeds) are being registered for resale under the registration statement of which this prospectus forms a part. Therefore, only 6,117,855 of such shares of common stock represent shares that we may issue and sell to Lincoln Park for cash consideration in purchases under the Purchase Agreement, which may or may not cover all the shares of our common stock we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share.

(2)	The denominator is based on 35,117,037 shares of our common stock outstanding as of July 15, 2025, adjusted to include the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column, without giving effect to the Beneficial Ownership Limitation or the Exchange Cap (which, because we obtained written consent from our Majority Stockholder, on August 12, 2025, will no longer restrict our ability to sell or issue shares to Lincoln Park under the Purchase Agreement).

(3)	The closing sale price per share of our common stock on August 8, 2025.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of any common stock by the Selling Stockholder offered under this prospectus, but we will bear all fees and expenses incident to our obligation to register the shares of common stock being offered for resale hereunder by the Selling Stockholder.

We may receive up to $20.0 million in aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement. The net proceeds, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of common stock to the Selling Stockholder after the date of this prospectus. Because we are not obligated to sell any shares of our common stock under the Purchase Agreement, other than the Commitment Shares, the actual total offering amount and proceeds to us, if any, are not determinable at this time. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for (i) developing the next generation of our technology platform; (ii) potential future acquisitions, although as of the date of this prospectus, we have no commitments with respect to any acquisitions; and (ii) working capital and general corporate purposes. The foregoing represents our intentions, based on our present plans and business conditions, to use and allocate any proceeds we may receive under the Purchase Agreement as of the date of this prospectus. Our management, however, will have significant flexibility and discretion in how it will apply such proceeds.

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DILUTION

The sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to Lincoln Park, the more shares of our common stock we will have to issue to Lincoln Park pursuant to the Purchase Agreement and our existing stockholders would experience greater dilution.

After giving effect to the assumed sale of 6,117,855 shares of our common stock to Lincoln Park pursuant to the Purchase Agreement at an assumed sale price of $0.3512 per share of our common stock (which represents the closing price of our common stock on July 15, 2025) and after deducting estimated offering expenses payable by us, our as-adjusted net tangible book value as of March 31, 2025 would have been approximately $3.0 million, or $0.07 per share. This represents an immediate increase in net tangible book value of $0.04 per share to existing stockholders and an immediate dilution of $0.28 per share to new investors. The table below illustrates this per share dilution:

Assumed offering price per share(1)	$0.3512
Historical net tangible book value per share as of March 31, 2025	$0.03
Increase per share attributable to this offering	$0.04
As adjusted net tangible book value per share after this offering	$0.07

Dilution per share to new investors	$0.28

(1) Under Nasdaq rules, we cannot issue shares in excess of the Exchange Cap unless we obtain stockholder approval or the average sale price to Lincoln Park meets or exceeds the Base Price. We obtained approval from our Majority Stockholder by written consent on July 8, 2025, to issue shares in excess of the Exchange Cap. As a result, effective 20 days after mailing the Information Statement, on August 12, 2025, the Exchange Cap will no longer restrict our ability to issue shares to Lincoln Park under the Purchase Agreement. The Purchase Agreement also prohibits the Company from directing Lincoln Park to purchase any shares of common stock that would result in Lincoln Park’s beneficial ownership of our common stock exceeding the Beneficial Ownership Limitation of 4.99% of the outstanding shares of our common stock.

The number of shares of common stock to be outstanding immediately after this offering in the table above is based on 35,117,037 shares outstanding as of July 15, 2025.

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DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and provisions of our articles of incorporation, bylaws, and the Nevada Revised Statutes, are summaries and are qualified in their entirety by reference to our articles of incorporation and bylaws and by the Nevada Revised Statutes.

General

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001 per share, of which 35,117,037 shares of common stock are issued and outstanding; and 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding.

Common Stock

Holders of common stock are entitled to one (1) vote per share in voting or consenting to the election of directors and for all other corporate purposes for which they are entitled to vote. Our common stockholders are not entitled to cumulative voting for election of our board of directors or on any other matter.

Subject to the express terms of any outstanding preferred stock, dividends may be paid on our common stock from funds of the Company legally available therefor, upon the terms, and subject to such limitations, as the board of directors may determine. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our operational results, financial condition, capital requirements, business projections, general business conditions, statutory and regulatory restrictions, and any other factors deemed appropriate by our board of directors.

Subject to the express terms of any outstanding preferred stock, in the event of a liquidation of the corporation, the holders of common stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of common stock.

Preferred Stock

The board of directors is expressly authorized, subject to limitations prescribed by law, by resolution or resolutions and by filing a certificate pursuant to the applicable law of the State of Nevada, to provide, out of the unissued shares of preferred stock, for series of preferred stock, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

Warrants and Options

We issued a warrant to purchase common stock to Spirit Advisors, LLC (“Spirit Advisors”), a Delaware limited liability company, as of February 12, 2024, in partial consideration for consulting services rendered to the Company in connection with our initial public offering which closed on February 18, 2025 (“IPO”). The warrant was exercisable in whole or in part and provided for cashless exercise and anti-dilution adjustments. On February 19, 2025, Spirit Advisors acquired 1,337,312 shares of the Company’s common stock through the cashless exercise in full of the warrant.

On July 18, 2025, the Company entered into a market awareness agreement (the “MCA Agreement”), dated as of June 27, 2025, by and between MicroCap Advisory, LLC (the “MC Advisor”), a Florida company, pursuant to which agreement the Company engaged the MC Advisor to provide investor communications and market awareness services for a six-month term. According to the MCA Agreement, as partial compensation, the Company will issue 500,000 fully earned warrants to the MC Advisor, exercisable at $0.40 per share for two years, with anti-dilution adjustments in the event of a reverse stock split and cashless exercise rights if unregistered. As of the date of this prospectus, the Company has not issued any warrants to the MC Advisor. The Company expects to issue the foregoing warrants to the MC Advisor by the end of 2025.

Stock Repurchase Program

On March 17, 2025, the Company’s board of directors authorized a share repurchase program under which the Company may repurchase up to $1.0 million of its outstanding shares of common stock. On June 26, 2025, the Company repurchased 18,550 shares of common stock.

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Convertible Note

On March 25, 2024, Xyvid, Inc. (now known as TEN Events, Inc., our operating entity) entered into a certain Agreement for Loan Conditions with Naoaki Mashita, our Director and the chief executive officer of V-Cube, Inc., the Company’s controlling stockholder, pursuant to which loan agreement, Mr. Mashita agreed to provide a loan to Xyvid, Inc. in the principal amount of $317,000, bearing interest at an annual interest rate of 6.0%, with an original repayment date of December 31, 2024, and which loan agreement was assigned to and assumed by the Company on September 5, 2024, and the indebtedness thereunder was memorialized in a convertible promissory note delivered on such date with the same terms, and which convertible promissory note is convertible, in whole or in part, into shares of common stock of the Company prior to the maturity thereof. The conversion price of such convertible promissory note is at $0.46 per share of common stock. On December 23, 2024, we issued 689,130 shares of common stock to Mr. Mashita pursuant to the partial conversion of the convertible promissory note, as amended, in the outstanding principal amount of $317,000 held by Mr. Mashita. On the same date, the Company and Mr. Mashita agreed to extend the repayment date of December 31, 2024, relative to the outstanding interest component of such indebtedness as of such date, to March 31, 2025, pursuant to amendments to each of the Agreement for Loan Conditions and the convertible promissory note. The repayment date of the outstanding interest due on the convertible promissory note was further extended on March 19, 2025, to December 31, 2025, pursuant to amendments to each of the Agreement for Loan Conditions and the convertible promissory note.

Settlement Agreement and Stipulation

On April 23, 2025, the Company entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with Sunpeak Holdings Corporation (“SHC”), which became effective on April 30, 2025, to settle certain outstanding obligations owed by the Company. Pursuant to the Settlement Agreement, SHC agreed to purchase certain outstanding payables owed by the Company to designated creditors of the Company totaling approximately $4.91 million (the “Claims”) and agreed to exchange such Claims for a settlement amount payable in shares of common stock of the Company (the “Settlement Shares”). The Settlement Shares were priced at the closing price of the Company’s common stock on April 23, 2025, subject to adjustment pursuant to the terms of the Settlement Agreement. On April 30, 2025, SHC requested the issuance of 175,000 freely trading shares of common stock pursuant to Section 3(a)(10) of the Securities Act in accordance with the terms of the Settlement Agreement as a settlement fee (the “Settlement Fee Shares”) to SHC, and such shares were issued on May 9, 2025. On May 13, 2025, SHC requested the issuance of 1,372,000 shares of common stock to SHC, representing a settlement of $598,329.20, pursuant to the Settlement Agreement, and such shares were issued on May 14, 2025. On May 14, 2025, SHC requested the issuance of 1,458,000 shares of common stock to SHC, representing a settlement of $635,833.80, pursuant to the Settlement Agreement, and such shares were issued on May 15, 2025. On June 3, 2025, SHC requested the issuance of 690,000 shares of common stock to SHC, representing a settlement of $259,088.10, pursuant to the Settlement Agreement, and such shares were issued on June 4, 2025. On June 10, 2025, SHC requested the issuance of 707,000 shares of common stock to SHC, representing a settlement of $274,846.25, pursuant to the Settlement Agreement, and such shares were issued on June 11, 2025. On June 25, 2025, SHC requested the issuance of 1,158,000 shares of common stock to SHC, representing a settlement of $374,937.24, pursuant to the Settlement Agreement, and such shares were issued on June 25, 2025.

Among other things, in the event the Company’s market price decreases to or below $0.25 per share or if at any time the thirty-day average volume of the trading of the Company’s common stock drops to at or below 100,000 shares per day, then the Company will be deemed to be in default under the Settlement Agreement. SHC has agreed that it will not become the beneficial owner of more than 4.99% of common stock of the Company at any point in time. The Settlement Agreement and the issuance of the Settlement Shares were approved by the Circuit Court of the Twelfth Judicial Circuit in and for Manatee County, Florida, Civil Division (the “Court”), on April 30, 2025 (Case No. 2025 CA 000858). The Court entered an order confirming the fairness of the terms and conditions of the Settlement Agreement and the issuance of the Settlement Shares.

The issuance of the Settlement Shares and the Settlement Fee Shares is being made in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended, which exempts from registration any securities issued in exchange for one or more outstanding securities, claims, or property interests where the terms and conditions of such issuance and exchange are approved by a court of competent jurisdiction after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear.

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Securities Authorized for Issuance Under Equity Incentive Plan

On September 5, 2024, the Company’s board of directors adopted an equity incentive plan (the “Plan”) under which an aggregate of 10% of the Company’s authorized shares of common stock, which equals 12,500,000 shares of common stock, were reserved for issuance. On September 27, 2024, the Company’s board of directors and then sole stockholder approved the resolution to change the maximum number of shares of common stock of the Company reserved and available for granting awards under the Plan from 12,500,000 to 4,000,000. The Plan allows for the issuance of options, stock appreciation rights, restricted stock, restricted stock unit, performance award, dividend equivalent, and other stock-based award to selected employees, officers, directors, and consultants, for them to acquire a proprietary interest in the growth and performance of the Company. On October 10, 2024, the Company granted stock options to certain individuals who were the Company’s then directors and employees to purchase an aggregate of 2,640,250 shares of common stock at an exercise price of $0.46 per share. The options have a contractual term of ten years and vest upon the satisfaction of service conditions for Company employees and performance conditions for Company directors. Pursuant to the stock award agreements, an aggregate of 1,122,925 shares of common stock vested upon the completion of our IPO.

Reverse Stock Split

On October 9, 2024, the Company’s then sole director and majority stockholder approved a 2-for-1 reverse stock split, as a result of which the aggregated number of outstanding shares of common stock changed from 50,000,000 to 25,000,000.

Holders of Record

As of July 15, 2025, we had 35,117,037 shares of common stock issued and outstanding held by four stockholders of record, not including beneficial holders whose shares are held in names other than their own.

Anti-Takeover Effects of Various Provisions of Nevada Law

Provisions of the Nevada Revised Statutes, our articles of incorporation, as amended, and our bylaws, as amended, could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, may have the effect of discouraging takeover bids.

Transactions with Interested Stockholders. The Nevada Revised Statutes prohibits a publicly traded Nevada corporation from engaging in any business combination with an interested stockholder for a period of two (2) years following the date that the stockholder became an interested stockholder unless the business combination meets all of the requirements of the corporation’s articles of incorporation as well as certain statutory requirements.

Resistance to a Change or Potential Change in Control. The Nevada Revised Statutes provide that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies, or constituencies.

Issuance of preferred stock. Our certificate of incorporation permits us to issue, without approval from our stockholders, a total of 1,000,000 shares of preferred stock, none of which are outstanding. Our board of directors can determine the designations, powers, preferences, and voting and other rights, and the qualifications, limitations, and restrictions granted to, or imposed upon, the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series. It is possible that our board of directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, may include provisions that have the effect of delaying, deferring, or preventing a change in control.

Supermajority Requirements for Amendments of our Articles of Incorporation and Bylaws. The affirmative vote of holders of at least two-thirds of the voting power of the capital stock entitled to vote are required to amend or repeal certain provisions of our articles of incorporation, including Article VI (on election of directors), Article VII (on director’s breach of fiduciary duty and liability to the Company), Article VIII (on indemnification for the Company’s directors and officers), Article IX (on amendments of the bylaws), Article X (on amendments of the articles of incorporation), Article XI (on written consent of stockholders), Article XII (on special meetings of stockholders), Article XIII (on the forum for certain legal actions) and Article XIV (on restrictions on the amendments of the articles of incorporation), although any provisions of our articles of incorporation may be amended by our board of directors.

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The affirmative vote of holders of at least two-thirds of the voting power of the capital stock entitled to vote are required to amend or repeal our bylaws, although our bylaws may be amended by the unanimous written consent of our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Advance notice must be given for stockholders seeking to bring business before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders. The bylaws specify certain requirements regarding the form and content of a notice. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting for Common Stockholders. Our articles of incorporation provide that holders of our common stock are not entitled to the right to cumulate votes in the election of directors or on any other matter.

Stockholder Action; Special Meetings of Stockholders. Special meetings of our stockholders may be called only by our board of directors or by any officer instructed by the directors to call the meeting, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

Choice of Forum. Our articles of incorporation provide that, to the fullest extent permitted by law, the Supreme Court of the State of Nevada will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim arising pursuant to the Nevada Revised Statutes, our articles of incorporation or our bylaws; or any action asserting a claim governed by the internal affairs doctrine.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage such lawsuits. We interpret the forum selection clauses in our articles of incorporation to be limited to specified actions and not to apply to actions arising under the Exchange Act or the Securities Act. Section 27 of the Exchange Act provides that, United States federal courts shall have jurisdiction over all suits and any action brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act provides that, United States federal and state courts shall have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.

The limitation of liability and indemnification provisions under the Nevada Revised Statutes and in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief, such as injunction or rescission, in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Stock Market Listing

Our common stock is listed on Nasdaq under the symbol “XHLD.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc.

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SELLING STOCKHOLDER

This prospectus relates to the possible resale by the Selling Stockholder, Lincoln Park Capital Fund, LLC, of up to 7,000,000 shares of our common stock, consisting of: (i) 882,145 Commitment Shares that we issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement and (ii) up to 6,117,855 shares of common stock that we have reserved for issuance and sale to Lincoln Park under the Purchase Agreement from time to time from and after the Commencement Date, if and when we determine to sell shares of our common stock to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of our common stock that we may issue to Lincoln Park from time to time at our discretion under the Purchase Agreement. The Selling Stockholder may sell some, all or none of its shares of our common stock. We do not know how long the Selling Stockholder will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of our common stock.

We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on June 23, 2025 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to resales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all, or none of the shares of common stock included in this prospectus. We do not know how long the selling stockholder will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholder regarding the sale of any of the shares of common stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information regarding the selling stockholder and the shares of our common stock that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder as of July 15, 2025. The percentages of shares of our common stock beneficially owned before and after the offering are based on 35,117,037 shares of common stock outstanding as of July 15, 2025, which includes the 882,145 Commitment Shares that we issued to Lincoln Park on June 23, 2025 following our execution of the Purchase Agreement on June 23, 2025.

Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Throughout this prospectus, when we refer to the shares of common stock being offered for resale by the Selling Stockholder, we are referring to the shares of common stock that have been and may be issued and sold by us to Lincoln Park pursuant to the Purchase Agreement, unless otherwise indicated.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(3)
	Number	Percent		Number	Percent
Lincoln Park Capital Fund, LLC (4)	882,145	2.51%	7,000,000	0	-

(1) Represents the 882,145 Commitment Shares that we issued to Lincoln Park on June 23, 2025 as consideration for its commitment to purchase our common stock at our direction under the Purchase Agreement. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of our common stock beneficially owned prior to the offering all of the 6,117,855 shares of our common stock that we may issue and sell to Lincoln Park pursuant to the Purchase Agreement from and after Commencement Date that are being registered for resale under the registration statement of which this prospectus forms a part, because the issuance and sale of such shares to Lincoln Park under the Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus forms a part becoming and remaining effective under the Securities Act. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park under the Purchase Agreement are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Limitation. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.

(2) Although the Purchase Agreement provides that we may sell up to $20.0 million of our common stock to Lincoln Park, we are only registering 7,000,000 shares of our common stock for resale under this prospectus, including the 882,145 Commitment Shares that we issued to Lincoln Park on June 23, 2025 as consideration for its commitment to purchase our common stock at our direction under the Purchase Agreement, for which we will receive no cash proceeds. Therefore, only 6,117,855 of such shares represent shares that we may issue and sell to Lincoln Park for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during a period of up to 24 months following the Commencement Date. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the full $20.0 million available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

(3) Assumes the sale of all shares of our common stock registered for resale by Lincoln Park pursuant to the registration statement of which this prospectus forms a part, although the Lincoln Park is under no obligation known to us to sell any shares of common stock at any particular time.

(4) Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park, are deemed to be beneficial owners of all of the shares of common stock owned directly by Lincoln Park. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares of common stock being offered under the registration statement of which this prospectus forms a part filed with the SEC in connection with the transactions contemplated under the Purchase Agreement and the Registration Rights Agreement. Neither Lincoln Park Capital, LLC nor Lincoln Park is a licensed broker dealer or an affiliate of a licensed broker dealer. The business address of Lincoln Park and Messrs. Cope and Scheinfeld is 415 North LaSalle Street, Suite 700B, Chicago, IL 60654.

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PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus are being offered by the Selling Stockholder, Lincoln Park. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the shares of our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of our common stock offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of our common stock offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of shares of our common stock sold by Lincoln Park through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by Lincoln Park may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by Lincoln Park.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement, or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our common stock offered by this prospectus by Lincoln Park, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our common stock by Lincoln Park, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters, or agents, and any other required information.

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We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock included in this prospectus by Lincoln Park. We estimate that the expenses for the offering will be approximately $56,921. In addition, we have agreed to issue 61,750 shares of common stock to Bancroft Capital, LLC, representing 7% of the Commitment Shares, as compensation for Bancroft Capital, LLC’s services as sole placement agent in connection with the transaction contemplated by the Purchase Agreement. As of the date of this prospectus, the Company has not issued such shares and intends to do so following the filing of this registration statement on Form S-1 with the SEC.

We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered by this prospectus, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to entering into the Purchase Agreement has Lincoln Park or its agents, representatives, or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives, and affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by Lincoln Park.

Our common stock is currently listed on Nasdaq under the symbol “XHLD.”

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LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Hunter Taubman Fischer & Li LLC, New York, New York.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2024 and 2023 and for the fiscal years then ended, have been audited by Grassi & Co., CPAs, P.C., independent registered public accounting firm, as set forth in their report thereon, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The report of Grassi & Co., CPAs, P.C. contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The registration statement of which this prospectus forms a part, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 20, 2025;

●	our Current Reports on Form 8-K, filed with the SEC on February 21, 2025, March 18, 2025, March 24, 2025, May 2, 2025, May 15, 2025, May 16, 2025, May 20, 2025, June 2, 2025, June 25, 2025, July 1, 2025, July 2, 2025, August 7, 2025, and August 8, 2025; and

●	the description of our common stock in our Form 8-A12B, which was filed with the SEC on February 11, 2025, and any amendments or reports filed for the purpose of updating this description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01, or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of such registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement, of which this prospectus forms a part, and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement, of which this prospectus forms a part, to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement, of which this prospectus forms a part.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Please direct requests to us at the following address:

TEN Holdings, Inc.
Attn: Investor Relations
1170 Wheeler Way

Langhorne, PA 19047

1.800.909.9598

You may also access these filings on our website at https://www.tenholdingsinc.com/. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth or incorporated by reference in the registration statement of which this prospectus forms a part. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement of which this prospectus forms a part or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov.

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TEN Holdings, Inc.

7,000,000 Shares of Common Stock

PROSPECTUS

August 12, 2025